Exhibit 99.1

NEWS
RELEASE

2008-19

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL ANNOUNCES THE APPOINTMENTS OF DOUG ARON AS CHIEF FINANCIAL OFFICER AND NANCY ZUPAN AS CHIEF ACCOUNTING OFFICER

HOUSTON, TEXAS, December 11, 2008 – Frontier Oil Corporation (NYSE: FTO) is pleased to announce the appointment of Douglas S. Aron to the position of Executive Vice President and Chief Financial Officer effective January 1, 2009.

Mr. Aron, 35, has served as Vice President – Corporate Finance for Frontier since 2005 and prior to that as Director – Investor Relations since 2001.  He earned an MBA from the Jesse H. Jones Graduate School of Management at Rice University and a Bachelor of Journalism in public relations from the University of Texas at Austin.

Frontier also announces the promotion of Nancy J. Zupan to Vice President and Chief Accounting Officer.  Ms. Zupan, 54, has worked for Frontier in positions of increasing responsibility since 1977, most recently serving as the Company’s Vice President and Controller.  She is a CPA and has a Bachelor of Science degree in Accounting from the University of Wyoming.

Mike Jennings, Frontier’s President and CEO elect commented, “We are extremely fortunate to have Doug and Nancy in these positions, and I congratulate each of them on their appointments.  Having worked closely with both individuals through the past few years, I have developed great respect for their talents and am pleased that Frontier could accomplish this succession internally and with such high quality candidates.”

Frontier operates a 130,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its web site www.frontieroil.com.

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